HemaCare Corporation

                                EXHIBIT 11

                    Basic and Diluted Net Income per Share

                                               Three months ended
                                                     March 31,
                                           ---------------------------
                                              2001           2000
                                           -----------    ------------
             BASIC
             -----
Weighted average common shares used
  to compute basic earnings per
  share...............................      7,505,081      7,489,055
                                           ===========    ===========

                   Net income..........    $  219,000     $  325,000
                                           ===========    ===========

Basic net income per share.............    $     0.03     $     0.04
                                           ===========    ===========

             DILUTED
             -------
Weighted average common shares used to
  compute basic earnings per share....      7,505,081      7,489,055

Dilutive preferred equivalent shares..                       500,000
Dilutive common equivalent shares
  attributable to stock options
  (based on average market price).....        511,098        820,055
Dilutive common equivalent shares
 attributable to warrants (based on
 average market price)...............          19,424         78,914
                                           -----------    -----------
Weighted average common shares and
 equivalents used to compute
 diluted earnings per share..........       8,035,603      8,888,024
                                           ===========    ===========

               Net income...........       $  219,000     $  325,000
                                           ===========    ===========

Diluted net income per share ......        $     0.03     $     0.04
                                           ===========    ===========